 Exhibit 99.1

Trico Marine Services Enters Agreement to Build New Vessel

HOUSTON, April 3, 2006 /PR Newswire - First Call/ -- Trico Marine Services, Inc. (NASDAQ: TRMA - News) announced today that it has entered into an agreement, effective March 31, 2006, to build a Marin Teknikk Design MT6009 MKII Platform Supply Vessel for a total cost of approximately $25 million. This vessel will incorporate Dynamic Positioning 2 (DP-2 certification) and Clean and Comfort Class and will have large carrying capacity anticipated to be 3,300 deadweight tons. The agreement guarantees the construction cost of the vessel as well as technical specifications and contains escalating penalties for late delivery. As part of the agreement, Trico will have the option to purchase a sister vessel at a later date. Solstrand AS will build the vessel at its shipyard in Tomrefjord, Norway, with an expected delivery date in the fourth quarter of 2007. Trico expects to fund construction costs related to this vessel from cash and cash flow from operations.

Trevor Turbidy, President and Chief Executive Officer of the Company, commented, “We are pleased to announce the construction of this vessel, which is consistent with our previously announced strategy of upgrading our fleet in a fiscally responsible manner. We are delighted that Solstrand will be constructing this vessel and we have the utmost confidence in their ability to deliver the vessel on time in the fourth quarter of 2007.”

This Marin Teknikk Design MT6009 MKII vessel incorporates an additional deck level for increased accommodation of client personnel and diesel-electric propulsion for excellent fuel efficiency and lower operating costs for our customers. These unique characteristics will make the vessel attractive for global deployment including specialized disciplines such as seismic, ROV, and subsea applications. Our success in securing an attractive long-term contract for this vessel will be a critical factor in determining whether we exercise the option for the sister vessel.

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa, Mexico and Brazil. The services provided by the Company’s diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities. Trico has its principal office in Houston, Texas.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's results of operations or financial condition, are included in the Company's Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.